Exhibit 99.1

NEWS RELEASE

NOBLE ENERGY ANNOUNCES THIRD QUARTER 2012 RESULTS

HOUSTON (October 25, 2012) -- Noble Energy, Inc. (NYSE: NBL) reported today third quarter 2012 net income of $221 million, or $1.23 per share diluted, and net income from continuing operations(1) of $164 million, or $0.91 per share diluted. Excluding the impact of unrealized commodity derivative losses and certain other items, third quarter 2012 adjusted net income from continuing operations(2) was $167 million, or $0.93 per share diluted. Net income from continuing operations for the third quarter 2011 was $491 million, or $2.67 per share diluted and adjusted net income from continuing operations(2) was $191 million, or $1.01 per share diluted.

Discretionary cash flow from continuing operations(2) for the third quarter 2012 was a record $714 million, compared to $563 million for the same quarter in 2011. Net cash provided by operating activities was $924 million, and capital expenditures were $724 million.

Key highlights for the third quarter 2012 include:

•	Record quarterly sales volume of 242 MBoe/d, up 11 percent year over year

•	Horizontal net production within the DJ Basin increased to 31 MBoe/d, up 29 percent from last quarter and more than double from the third quarter of 2011

•	Marcellus production grew to 102 MMcfe/d, an increase of 38 percent over last quarter

•	Initiated production from the wet gas area of the Marcellus Shale that indicates a portion of our acreage is within the “super rich” area of the play

•	Entered into new positions offshore Falkland Islands and Sierra Leone

•	Secured a service contract for a new-build drillship capable of both reaching deep oil targets in the Eastern Mediterranean and supporting our global drilling program

•	Received over $1.1 billion in proceeds from divestments of non-core assets

•	Exercised option to increase credit facility from $3 billion to $4 billion, enhancing the Company's strong liquidity position

Charles D. Davidson, Noble Energy's Chairman and CEO, commented, “Strong liquids growth in both the DJ Basin and Gulf of Mexico contributed to our standout performance this quarter. Discretionary cash flow grew to a record level, up 27 percent over the comparable period last year, driven by a 42 percent increase in crude oil sales. Despite the impact of Hurricane Isaac in the Gulf of Mexico and unscheduled third party downtime in the DJ Basin, volumes grew by eight percent over last quarter and 11 percent year over year. Our major international projects at Tamar and Alen remain on schedule, and we expect to initiate sales from Tamar in less than six months.”

Third quarter 2012 sales volumes from continuing operations totaled 242 thousand barrels of oil equivalent per day (MBoe/d), up 11 percent from the third quarter 2011. Production volumes from continuing operations for the quarter were 247 MBoe/d, with the difference attributable to the timing of crude oil liftings in Equatorial Guinea. Sales volumes of crude oil and natural gas liquids increased 42 percent and 10 percent respectively, while natural gas declined 3 percent. Overall volumes consisted of 35 percent crude oil, 10 percent natural gas liquids, 25 percent international natural gas and 30 percent domestic natural gas.

U.S. sales volumes were 141 MBoe/d, up 25 percent from the third quarter last year. The growth was primarily attributable to the acceleration of the Company's horizontal drilling program in the DJ Basin, the addition of the Marcellus Shale and the startup of Galapagos in the Gulf of Mexico. Divestments and natural production declines in non-core onshore properties offset a portion of the gains.

International sales volumes totaled 101 MBoe/d for the quarter, down five percent from the same period last year. The impact was primarily driven by lower natural gas sales in Israel partially offset by strong operational performance of the Aseng field in Equatorial Guinea.

The average realized price for crude oil and condensate was $99.30 per barrel for the third quarter, up three percent from the prior year period. Natural gas realizations in the U.S. averaged $2.61 per thousand cubic feet (Mcf) and $4.43 per Mcf in Israel. Natural gas liquids pricing in the U.S. averaged $29.71 per barrel, which equates to 32 percent of the average price for West Texas Intermediate (WTI - NYMEX) crude oil.

Total production costs per barrel of oil equivalent (Boe), including lease operating expense (LOE), production and ad valorem taxes, and transportation and gathering expenses were $7.10 per Boe, up slightly from the third quarter of 2011. LOE was $4.63 per Boe and depreciation, depletion, and amortization (DD&A) was $16.53 per Boe. The unit rates were impacted mostly by the growing contribution from new high-value crude oil production in the Gulf of Mexico and West Africa. Exploration

expense includes leasehold costs associated with our exit from Senegal and dry hole cost associated with the Trema well, offshore Cameroon. The Company's adjusted effective tax rate for the third quarter 2012 was 33 percent, with 60 percent deferred.

OPERATIONS UPDATE

In the DJ Basin, the horizontal development program delivered strong performance in the third quarter with net production reaching 31 MBoe/d, a 29 percent increase from the second quarter of 2012. Total basin net volumes averaged 75 MBoe/d of which 59 percent was comprised of crude oil and other liquids. Production this quarter was adversely effected by 5 MBoe/d related to third-party processing plant downtime and hot weather. During the quarter, 57 horizontal wells were completed, up from the 43 wells last quarter. Three recent extended-reach lateral wells have been online over 60 days and are tracking a 750 MBoe type curve. In a new development area in Northern Colorado, 11 wells are online producing 5,500 Boe/d with 80 percent oil content. Three of the wells, part of an 80-acre pilot test, have 30-day production rates averaging 720 Boe/d. Operated rig count is expected to end the year at eight rigs with three working in the extension area and two in the core area of Wattenberg, and the remaining three in northern Colorado.

In the Marcellus Shale, activity continued to be focused in the highest return areas of the play. Volumes for the quarter were up 38 percent from the previous quarter and averaged 102 million cubic feet equivalent per day (MMcfe/d) net. Wet gas production began from the Company's first pad, SHL-1, in late July and the SHL-3 pad in early September. Both liquid yield, which ranged from 65 to 80 barrels per million cubic feet, and natural gas rates were higher than expected from these pads. With the addition of two new-build rigs, operated rig count stands at three, two in the Majorsville area and one delineating a large JV acreage position in the Normantown area of West Virginia. In the dry gas area, our partner is operating two rigs in southwest Pennsylvania and continues completion operations in central Pennsylvania and Northern West Virginia.

In the Gulf of Mexico, production was shut-in for several weeks related to Hurricane Isaac lowering third quarter volumes by nearly 7 MBoe/d to an average of 21 MBoe/d. The Company's Gulf of Mexico production has returned to pre-hurricane levels. Big Bend, an exploration well located on Mississippi Canyon 698, commenced drilling in September and is expected to reach total depth before year end.

In West Africa, the Aseng field produced an average of 64 thousand barrels per day (MBbl/d) or 22 MBbl/d net for the quarter, with minimal downtime. The Alba field performed as expected and had one lifting in the third quarter versus two in the second quarter. Overall underlifting for the third quarter was 5 MBbl/d in West Africa.

In the Eastern Mediterranean, Noa and Pinnacles performed better than expected and, combined with Mari-B, average production for the quarter was 116 million cubic feet per day (MMcf/d) net. The Tamar platform left Corpus Christi en route to Israel for installation in the fourth quarter and is on schedule to begin sales in less than six months.

UPDATED GUIDANCE

Noble Energy expects fourth quarter 2012 volumes to average 248 to 252 MBoe/d. In the U.S., crude oil volumes will be up from the third quarter 2012 with continued activity in the DJ Basin. Domestic natural gas and natural gas liquids will be reduced by the onshore divestments that closed in the third quarter. Internationally, crude oil volumes in Equatorial Guinea will be higher as compared to the underlifted third quarter while natural gas sales in Israel and Equatorial Guinea are expected to be down slightly.

The Company provided the following fourth quarter cost guidance:

Lease Operating Expense ($/Boe)         5.15 - 5.45
DD&A ($/Boe)                    17.10 - 17.60
Exploration Expense ($MM)             160 - 200

(1)
Noble Energy has divested the majority of its North Sea properties and has reclassified the results of its entire North Sea operations as discontinued operations for all accounting periods presented in this release. See Schedule 7 for a financial summary of discontinued operations.

(2)	A Non-GAAP measure, see attached Reconciliation Schedules

SUPPLEMENTAL OPERATIONS INFORMATION
For additional information on Noble Energy's operations, please refer to the third quarter earnings slides that are accessible on the 'Investors' page at www.nobleenergyinc.com.

WEBCAST AND CONFERENCE CALL INFORMATION
Noble Energy, Inc. will host a webcast and conference call at 9:00 a.m. Central time today. The webcast is accessible on the 'Investors' page at www.nobleenergyinc.com. Conference call numbers for participation are 888-438-5493 and 719-457-2081, passcode 6437891. A replay will be available on the website.

Noble Energy is a leading independent energy company engaged in worldwide oil and gas exploration and production. The Company has core operations onshore in the U.S., primarily in the DJ Basin and Marcellus Shale, in the deepwater Gulf of Mexico, offshore Eastern Mediterranean, and offshore West Africa. Noble Energy is listed on the New York Stock Exchange and is traded under the ticker symbol NBL. Further information is available at www.nobleenergyinc.com.

Investor Contacts
David Larson
(281) 872-3125 dlarson@nobleenergyinc.com

Eric Schneider, CFA
(281) 872-2640 eschneider@nobleenergyinc.com

Media Inquiries
Communications and Government Relations
(281) 876-8873 media@nobleenergyinc.com

This news release contains certain non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating the company's overall financial performance. These non-GAAP measures help facilitate comparison of company operating performance across periods and with peer companies.

This news release contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy's current views about future events. They include estimates of oil and natural gas reserves and resources, estimates of future production, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations. No assurances can be given that the forward-looking statements contained in this news release will occur as projected, and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy's business that are discussed in its most recent annual report on Form 10-K and in other reports on file with the Securities and Exchange Commission. These reports are also available from Noble Energy's offices or website, http://www.nobleenergyinc.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change.

Schedule 1
Noble Energy, Inc.
Reconciliation of Net Income to Adjusted Earnings from Continuing Operations
(in millions, except per share amounts, unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2012	Per Diluted Share	2011	Per Diluted Share [6]	2012	Per Diluted Share [6]	2011	Per Diluted Share [6]
Net Income	$221	$1.23	$441	$2.39	$776	$4.30	$749	$4.12
Discontinued Operations, Net of Tax	(57)	(0.32)	50	0.28	(89)	(0.49)	(22)	(0.13)
Income from Continuing Operations	164	0.91	491	2.67	687	3.81	727	3.99
Unrealized (gains) losses on commodity derivative instruments	131	0.73	(300)	(1.66)	(74)	(0.42)	(140)	(0.78)
Gain on divestitures [1]	(157)	(0.87)	—	—	(167)	(0.93)	(26)	(0.14)
Asset impairments [2]	—	—	—	—	73	0.41	137	0.77
Drilling rig expense [3]	—	—	(1)	(0.01)	—	—	18	0.10
Other adjustments	—	—	—	—	1	0.01	5	0.03
Total adjustments before tax	(26)	(0.14)	(301)	(1.67)	(167)	(0.93)	(6)	(0.02)
Income Tax Effect of Adjustments [4]	29	0.16	1	0.01	73	0.40	(95)	(0.53)
Adjusted Earnings from Continuing Operations [5]	$167	$0.93	$191	$1.01	$593	$3.28	$626	$3.44
Weighted average number of shares outstanding
Diluted	180		180		180		179

[1]
During the third quarter of 2012, we completed the sale of certain non-core onshore U.S. properties as well as certain North Sea properties. During the second quarter of 2011, we completed the transfer of assets and exit from Ecuador.

[2]
Amount for 2012 represents impairments of our South Raton assets in the Deepwater Gulf of Mexico, due to declines in near-term crude oil prices, as well as our Piceance development onshore U.S., because of recent declines in realized natural gas prices. Amount for 2011 represents primarily impairments of certain of our onshore U.S. developments, primarily in East Texas due to field performance combined with a low natural gas price environment.

[3]
Amount for 2011 represents stand-by rig expense incurred prior to receiving permits to resume drilling activities, which were suspended under the Federal Deepwater Moratorium, in the deepwater Gulf of Mexico.

[4]
The net tax effects are determined by calculating the tax provision for GAAP Net Income, which includes the adjusting items, and comparing the results to the tax provision for adjusted earnings from continuing operations, which excludes the adjusting items. The difference in the tax provision calculations represents the tax impact of the adjusting items listed here. The calculation is performed at the end of each quarter and, as a result, the tax rates for each discrete period may be different.

[5]
Adjusted earnings from continuing operations should not be considered a substitute for net income as reported in accordance with GAAP. Adjusted earnings from continuing operations is provided for comparison to earnings forecasts prepared by analysts and other third parties. Our management believes, and certain investors may find, that adjusted earnings is beneficial in evaluating our financial performance as it excludes the impact of significant non-cash items. We believe such measures can facilitate comparisons of operating performance between periods and with our peers.

[6]
The diluted earnings per share calculation for the nine months ended September 30, 2012 includes a decrease to net income of $1 million, net of tax, and the three and nine months ended September 30, 2011 includes decreases to net income of $12 million and $10 million, net of tax, respectively, related to deferred compensation gains from NBL shares held in a rabbi trust. Consistent with GAAP, when dilutive, the deferred compensation gain or loss, net of tax, is excluded from net income while the NBL shares held in the rabbi trust are included in the diluted sharecount.

Schedule 2
Noble Energy, Inc.
Summary Statement of Operations
(in millions, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues
Crude oil and condensate	$751	$513	$2,339	$1,464
Natural gas	159	246	429	670
NGLs	44	70	157	194
Income from equity method investees	51	50	137	146
Other revenues	1	—	—	33
Total revenues	1,006	879	3,062	2,507
Operating Expenses
Lease operating expense	103	89	309	251
Production and ad valorem taxes	31	38	112	108
Transportation and gathering expense	24	15	71	47
Exploration expense	95	56	322	193
Depreciation, depletion and amortization	368	215	987	619
General and administrative	93	89	286	253
Gain on divestitures	(157)	—	(167)	(26)
Asset impairments	—	—	73	137
Other operating (income) expense, net	(1)	2	19	45
Total operating expenses	556	504	2,012	1,627
Operating Income	450	375	1,050	880
Other (Income) Expense
(Gain) Loss on commodity derivative instruments	135	(322)	(46)	(179)
Interest, net of amount capitalized	36	14	95	51
Other (income) expense, net	4	(16)	2	(16)
Total other (income) expense	175	(324)	51	(144)
Income from Continuing Operations Before Taxes	275	699	999	1,024
Income Tax Provision	111	208	312	297
Income from Continuing Operations	164	491	687	727
Discontinued Operations, Net of Tax [1]	57	(50)	89	22
Net Income	$221	$441	$776	$749
Earnings Per Share
Basic
Income from continuing operations	$0.92	$2.78	$3.87	$4.11
Discontinued operations, net of tax	0.32	(0.28)	0.50	0.14
Net Income	$1.24	$2.50	$4.37	$4.25
Diluted
Income from continuing operations	$0.91	$2.67	$3.81	$3.99
Discontinued operations, net of tax	0.32	(0.28)	0.49	0.13
Net Income	$1.23	$2.39	$4.30	$4.12
Weighted average number of shares outstanding
Basic	178	177	178	176
Diluted	180	180	180	179

[1]	Represents our North Sea operations reclassified as held for sale at June 30, 2012. See Schedule 7: Discontinued Operations.

Schedule 3
Noble Energy, Inc.
Volume and Price Statistics
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Crude Oil and Condensate Sales Volumes (MBbl/d)
United States	52	38	47	37
Equatorial Guinea	27	15	32	13
China	3	4	4	4
Total consolidated operations	82	57	83	54
Equity method investee	2	2	2	2
Total sales volumes	84	59	85	56
Crude Oil and Condensate Realized Prices ($/Bbl)
United States	$93.67	$91.21	$96.20	$95.10
Equatorial Guinea	108.90	108.11	110.68	108.40
China	107.61	108.57	117.44	104.99
Consolidated average realized prices	$99.30	$96.82	$102.90	$98.98
Natural Gas Sales Volumes (MMcf/d)
United States	440	358	435	373
Equatorial Guinea	251	250	232	244
Israel	116	228	95	180
Total consolidated operations	807	836	762	797
Natural Gas Realized Prices ($/Mcf)
United States	$2.61	$3.98	$2.44	$4.09
Equatorial Guinea	0.27	0.27	0.27	0.27
Israel	4.43	5.15	4.67	4.80
Consolidated average realized prices	$2.14	$3.18	$2.06	$3.11
Natural Gas Liquids (NGL) Sales Volumes (MBbl/d)
United States	16	16	16	14
Equity method investee	7	5	6	5
Total sales volumes	23	21	22	19
Natural Gas Liquids Realized Prices ($/Bbl)
United States	$29.71	$49.57	$34.87	$49.19
Barrels of Oil Equivalent Volumes (MBoe/d)
United States	141	113	135	114
Equatorial Guinea	70	57	71	54
Israel	19	38	16	30
China	3	4	4	4
Total consolidated operations	233	212	226	202
Equity method investee	9	7	8	7
Total barrels of oil equivalent from continuing operations	242	219	234	209
Total barrels of oil equivalent from discontinued operations	5	5	7	9
Total barrels of oil equivalent	247	224	241	218

Schedule 4
Noble Energy, Inc.
Condensed Balance Sheets
(in millions, unaudited)

	September 30,	December 31,
	2012	2011
ASSETS
Current Assets
Cash and cash equivalents	$1,617	$1,455
Accounts receivable, net	686	783
Other current assets	422	180
Total current assets	2,725	2,418
Net property, plant and equipment	12,875	12,782
Goodwill	635	696
Other noncurrent assets	625	548
Total Assets	$16,860	$16,444
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable—trade	$1,243	$1,343
Other current liabilities	1,014	925
Total current liabilities	2,257	2,268
Long-term debt	3,747	4,100
Deferred income taxes	2,157	2,059
Other noncurrent liabilities	691	752
Total Liabilities	8,852	9,179
Total Shareholders’ Equity	8,008	7,265
Total Liabilities and Shareholders’ Equity	$16,860	$16,444

Schedule 5
Noble Energy, Inc.
Discretionary Cash Flow from Continuing Operations and Reconciliation to Operating Cash Flow
(in millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Adjusted Earnings from Continuing Operations [1]	$167	$191	$593	$626
Adjustments to reconcile adjusted earnings from continuing operations to discretionary cash flow from continuing operations:
Depreciation, depletion and amortization	368	215	987	619
Exploration expense	95	56	322	192
(Income)/Dividends from equity method investments, net	11	28	4	23
Deferred compensation (income) expense	7	(18)	(1)	(15)
Deferred income taxes	49	78	117	173
Stock-based compensation expense	16	15	49	43
Other	1	(2)	(1)	—
Discretionary Cash Flow from Continuing Operations [2]	$714	$563	$2,070	$1,661
Reconciliation to Operating Cash Flows
Net changes in working capital	205	40	141	103
Cash exploration costs	(29)	(44)	(141)	(138)
Current tax expense of earnings adjustments	(4)	(41)	(18)	(5)
Drilling rig expense [3]	—	1	—	(18)
Impact of Discontinued Operations	31	25	94	162
Other adjustments	7	12	25	20
Net Cash Provided by Operating Activities	$924	$556	$2,171	$1,785

Capital expenditures (accrual based)	$724	$738	$2,546	$1,985
Marcellus Shale Asset Acquisition [4]	—	1,233	—	1,233
Increase in FPSO lease obligation	—	5	—	56
Total Capital Expenditures (Accrual Based)	$724	$1,976	$2,546	$3,274

[1]	See Schedule 1: Reconciliation of Net Income to Adjusted Earnings from Continuing Operations.

[2]
The table above reconciles discretionary cash flow from continuing operations to net cash provided by operating activities. While discretionary cash flow from continuing operations is not a GAAP measure of financial performance, our management believes it is a useful tool for evaluating our overall financial performance. Among our management, research analysts, portfolio managers and investors, discretionary cash flow from continuing operations is broadly used as an indicator of a company’s ability to fund exploration and production activities and meet financial obligations. Discretionary cash flow from continuing operations is also commonly used as a basis to value and compare companies in the oil and gas industry.

[3]
Amount for 2011 represents stand-by rig expense incurred prior to receiving permits to resume drilling activities, which were suspended under the Federal Deepwater Moratorium, in the deepwater Gulf of Mexico.

[4]	Includes $73 million representing our initial investment in CONE Gathering LLC.

Schedule 6
Noble Energy, Inc.
Effect of Commodity Derivative Instruments
(in millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
(Gain) Loss on Commodity Derivative Instruments
Crude Oil
Realized	$17	$4	$68	$36
Unrealized	112	(292)	(97)	(168)
Total Crude Oil	129	(288)	(29)	(132)
Natural Gas
Realized	(13)	(26)	(40)	(75)
Unrealized	19	(8)	23	28
Total Natural Gas	6	(34)	(17)	(47)
Total (Gain) Loss on Commodity Derivative Instruments	$135	$(322)	$(46)	$(179)

Schedule 7
Noble Energy, Inc.
Discontinued Operations
(in millions, except volume amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Summary Statement of Operations:
Oil and gas revenues	$54	$45	$194	$271
Production expense	14	11	39	43
Exploration expense	—	1	3	2
Depreciation, depletion and amortization	1	10	33	62
General and administrative	1	—	2	1
Asset impairments	—	—	—	2
Income Before Income Taxes	38	23	117	161
Current tax expense	3	69	64	144
Deferred tax expense	—	4	(14)	(5)
Operating Income, Net of Tax	35	(50)	67	22
Gain on Sale, Net of Tax	22	—	22	—
Income From Discontinued Operations	$57	$(50)	$89	$22
Volume and Price Statistics:
Crude Oil and Condensate Sales Volumes (MBbl/d)	5	4	6	8
Crude Oil and Condensate Realized Prices ($/Bbl)	$106.03	$115.67	$113.11	$112.99
Natural Gas Sales Volumes (MMcf/d)	3	4	4	6
Natural Gas Realized Prices ($/Mcf)	$8.37	$8.41	$8.31	$7.90